Exhibit 10.1

Annual Director Compensation

Board of Directors:

Board of Directors Annual Fee	$80,000
Lead Director Annual Fee	$100,000
Board of Directors Annual Equity Award Stock Options — Black Scholes Value	$120,000
Deferred Compensation Plan Stock Units — Grant Date Fair Market Value Based on Closing Price	$80,000

Committees:

Audit Committee Membership Annual Fee	$20,000
Audit Committee Chair Annual Fee	$35,000
Compensation Committee Membership Annual Fee	$17,000
Compensation Committee Chair Annual Fee	$20,000
Nominating and Governance Committee Membership Annual Fee	$13,000
Nominating and Governance Committee Chair Annual Fee	$15,000

Adopted July 21, 2009